EXHIBIT 99.1

Robert H. Tuttle Elected to City National Corporation's Board of Directors

LOS ANGELES, Feb. 25, 2010 (GLOBE NEWSWIRE) -- City National Corporation today announced that Robert H. Tuttle has been elected to the boards of directors of City National Corporation and City National Bank.

Tuttle is co-managing partner of the Tuttle-Click Automotive Group, which owns 20 franchises in 15 locations in Orange County, Calif., and Tucson, Ariz.  He served on City National's boards from 2002 until 2005, when he was named U.S. Ambassador to the Court of St. James's in London.

"We're very pleased to welcome Bob back to the boards of City National following his very successful service as U.S. Ambassador to the United Kingdom," said CEO Russell Goldsmith.  "Bob's proven judgment, his commitment to California and his considerable experience as an effective business leader, bank director and distinguished public servant will further enhance City National's ability to provide outstanding financial solutions for its clients and financial support for its communities and to prudently grow long-term shareholder value."

Tuttle rejoined Tuttle-Click Automotive Group in November 2009 after serving as U.S. Ambassador to the Court of St. James's for almost four years.  He had earlier served as the firm's co-managing partner from 1989 to 2005.

Tuttle began his automotive industry career in 1965 with Holmes Tuttle Ford. He was named president of the company in 1970 and served in that capacity for 12 years.

In 1982, Tuttle went to work for former President Ronald Reagan, joining the White House staff and becoming Assistant to the President and Director of Presidential Personnel in 1985.

Tuttle served on the board of directors of the Bank of Arizona from 1978 to 1982 and again from 1989 to 1998, when the company was sold. He also was chairman of the bank's executive committee from 1994 to 1998.

Between 1989 and 1993, Tuttle served by presidential appointment on the board of directors of the Woodrow Wilson International Center for Scholars. He also served on the board of fellows of Claremont Graduate School and University Center and was a member of the California Arts Council, the national board of directors of the Boys Clubs of America and the board of directors of the Los Angeles Red Cross.

Tuttle is a graduate of Stanford University. He earned his master's degree in business administration from the University of Southern California. He is married and has two children.

About City National

City National Bank is the wholly owned subsidiary of City National Corporation (NYSE:CYN). It is backed by $21.1 billion in total assets, and provides banking, investment and trust services through 72 offices, including 17 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada and New York City. The company and its investment affiliates manage or administer $55.1 billion in client investment assets, including more than $35 billion under direct management.

For more information about City National, visit the company's Website at cnb.com.

The City National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3142

CONTACT:  City National Corporation
          Media Contact:
          Cary Walker
          (213) 673-7615
          Cary.Walker@cnb.com